Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Allakos Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Fees to be Paid	Equity	Common Stock, $0.001 par value per share	457(o)	(1)(2)	(3)	$250,000,000	0.0000927	$23,175(4)

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$250,000,000		$23,175

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$23,175

(1)

An indeterminate amount of common stock is being registered as may be from time to time be offered at indeterminate prices. The proposed maximum offering price per security will be determined from time to time in connection with issuances of securities registered under this registration statement.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any stock splits, stock dividend or similar transaction.

(3)

Estimated solely for the purpose of calculating the registration fee. The aggregate maximum offering price of all securities issued pursuant to this registration statement shall not exceed $250,000,000.

(4)	The registration fee has been calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended.